Exhibit 99.1

JOINT FILING AGREEMENT

The undersigned hereby agree to the joint filing of the Schedule 13D to which this Agreement is attached.

Dated: July 18, 2014

ERIC R. COLSON

Eric R. Colson*

CHARLES J. DALEY, JR.

Charles J. Daley, Jr.*

GREGORY K. RAMIREZ

Gregory K. Ramirez*

* By:	/s/ Sarah A. Johnson
Sarah A. Johnson
Attorney in Fact for Eric R. Colson
Attorney in Fact for Charles J. Daley, Jr.
Attorney in Fact for Gregory K. Ramirez